Exhibit 99.3

PROMISSORY NOTE

$833,333.00	January 31, 2005
Miami, Florida

FOR VALUE RECEIVED, FLORIDA GAMING CENTERS, INC., a Florida corporation (the “Undersigned”), hereby promises to pay to the order of CALDER RACE COURSE, INC. and WEST FLAGLER ASSOCIAED, LTD., their successors and /or assigns (the “Holder”), at 21001 NW 27th Avenue, Miami, Florida 33056, or at such other place as the Holder may, from time to time, designate in writing, the principal sum of Eight Hundred Thirty-Three Thousand, Three Hundred Thirty-Three Dollars and 00/100 ($833,333.00) , together with interest thereon at the rate set forth below, computed on the daily outstanding principal balance of the loan, such principal and interest being payable in lawful money of the United States which shall be legal tender in payment of all debts at the time of payment as follow:

1.	Terms of Repayment.

(a) Thirty six (36) monthly installments of $23,148.14 in principal payment plus accrued interest. Interest shall accrue from the date of the Event (as defined in Paragraph 1(c) below), and the first payment shall be for $23,148.14 plus all interest accrued . Interest shall accrue from the date of this Note and the first payment shall be due ten (10) days after the Event, and payments shall continue on the same day of each successive month thereafter. All payments of principal and interest shall be made in lawful currency of the United States of America which shall be legal tender in payment of all debts , public and private, at the time of payment.

(b) If the Undersigned shall transfer the operation of slot machine operations at it pari-mutuel facility located in Miami-Dade County, Florida (“Miami Jai-Alai”) or sell or otherwise transfer a portion of its business operations, stock, or other evidence of ownership of Florida Gaming Centers, Inc. (the “Transfer”), the principal amount of this Note plus all accrued interest shall be due and payable immediately upon the Transfer without regard to the provisions of this Paragraph 1(a).

(c) Notwithstanding any provision in this Note to the contrary, neither the payment of the principal amount nor the interest shall be due and payable by the Undersigned until the authorization by the qualified electors of Miami-Dade County of the operation of slot machines at Miami Jai-Alai (the “Event”).

2.	Interest Rate. Interest shall accrue on the outstanding principal balance of this Note at the prime lending rate plus four percent (4%).

3.	Right of Prepayment and Prepayment Penalty. Prepayments may be made on this Note at any time in whole or in part, without penalty.

4.
Application of Payments. Except as otherwise as provided in Paragraph 1 above, all payments shall apply to accrued interest, to any other sums that may be due the Holder under the terms of this Note, and to the principal of this Note in such order as the Holder may elect, in its sole discretion.

5.	Default. In case of default in the payment of any installment of principal or interest on the date due hereunder, the legal holder hereof may declare the entire debt then remaining unpaid immediately due and payable of the covenants contained in this Note, or any other instruments securing this Note, then at any time thereafter, during default, the legal holder thereof may, after written notice of default to the Undersigned, if written notice is required by the said instruments securing this Note, declare the entire debt then remaining unpaid immediately due and payable; and in any such event of default and acceleration, the Undersigned shall also be obligated to pay as part of the indebtedness evidenced by this Note, all costs of collection, including reasonable attorney’s fees as may be incurred in the collection and enforcement hereof, including such fees as my be incurred on appeal.

6.
Default Interest Rate. Interest at the maximum lawful rate per annum shall be payable on the entire principal balance owing from the after the occurrence of any default, irrespective of a declaration of maturity, after written notice to the Undersigned of such default.

7.	Late Penalty Charge. Without waiving the rights contained in Paragraph 5 of this Note and in addition to such default interest charges contained in Paragraph 5 of this Note, in the event any payment due on this Note is not paid within ten (10) days of the due date, the Holder may charge a late penalty in the amount of five percent (5%) of the late payment.

8.
Interest Charge. The total charge for interest and in the nature of interest, for the loan transaction contemplated hereby, as evidenced herein, in the event of the acceleration hereof or otherwise, shall not exceed the maximum amount allowed by law, and any excess portion of such charges that may have been prepaid shall be refunded to the Undersigned. Such refunding may be made by application of the amount involved as a credit against the sums then due hereunder, but such crediting shall not cure or waive any default.

9.
Waivers. Each and every party to this Note, whether as maker, endorser, surety, guarantor or otherwise, hereby waives presentment, demand, protest, and notice of dishonor and of protest and assents to the terms hereof and to any extension or postponement of the time of payment or any other indulgences.

10.	Documentary Stamps and Intangible Tax. All Florida Documentary Stamps and intangible Tax due shall be paid by the Undersigned, in addition to the principal of this Note.

11.	Modification. This Note may not be changed orally, but only by an agreement in writing signed by the Undersigned and the Holder.

12.
Notices. All notices or other communications required or permitted to be given pursuant to the provisions of this Note shall be provided in writing and delivered by personal service or sent by telex, telecopy, telegram, United States Registered or Certified Mail, return receipt requested, postage prepaid, or by overnight express delivery, such as Federal Express, to the parties at the addresses below. Any notice given pursuant to Note shall be deemed given when received. Any actions required to be taken hereunder which fall on Saturday, Sunday or United States legal holidays shall be deemed to be performed timely when taken on the succeeding day thereafter which shall not be a Saturday, Sunday or legal holiday.

To the Undersigned:	Florida Gaming Centers, Inc.
3600 N.W. 37th Avenue
Miami, Florida 33142
Attention: W. Bennett Collett, Sr., President

With a copy to:	R. James Straus, Esquire
Frost Brown Todd LLC
400 West Market Street
32nd Floor
Louisville, Kentucky 40202

To the Holder:	Wilbur E. Brewton, Esquire
Roetzel & Andress, LPA
225 South Adams Street
Suite 250
Tallahasse, Florida 32301
Counsel to Calder Race
Course, Inc.

13.
Successors and Assign. As used herein, the terms “Undersigned” and “Holder” shall be deemed to include their respective heirs, personal representatives, successors, and assigns. The owner of this Note may, from time to time, sell or offer to sell the loan evidenced by this Note, or interests therein, to one or more assignees or participants and is hereby authorized to disseminate any information it has pertaining to the indebtedness evidenced by this Note, including, without limitation, any security for the Note and credit information on the Undersigned, any of its principals and any guarantor of this Note, to any company affiliated with the owner of this Note, any assignee or participant, and to the extent, if any, specified in any such assignment or participation, such affiliated companies, assignees(s) or participant(s) shall have the rights and benefits with respect to this Note and the other loan documents as such person(s) would have if such person(s) were the Holder named above. The owner of this Note may also disclose any such information to any regulatory body having jurisdiction over such holder.

14.
Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision of provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

15.
Captions; Pronouns. Captions are for reference only and in no way limit the terms of this Note. The pronouns used in this instrument shall be construed as masculine, feminine, or neuter as the occasion may require. Use of the singular also includes the plural, and vice versa.

16.
Business Day. Any reference herein to a day or business day shall be deemed to refer to a banking day which shall be a day on which a bank is open for the transaction of business, excluding national holidays, and any performance which would otherwise be required on a day other than a banking day shall be timely performed in such instance, if performed on the next succeeding banking day. Notwithstanding such timely performance, interest shall continue to accrue hereunder until such payment or performance has been made.

17.
WAIVER OF JURY TRIAL. THE UNDERSIGNED AND HOLDER MUTUALLY AGREE THAT NEITHER PARTY, NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF THE PARTIES (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE “PARTIES”) SHALL SEEK A JURY TRIAL IN ANY LAWSUIT , PRECEEDING, CONTERCLAIM, OR ANY OTHER LITIGATION PROCERURE BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, AND RELATED AGREEMENT OR INSTRUMENT, ANY OTHER COLLATERAL FOR THE DEBT OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES, OR ANY OF THEM. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED WITH ANY OTHER ACTIONIN WHICH A JURY TRIAL HAS BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH 17 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES WITH HOLDER. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE, CONSTIUTES A KNOWING AND VOLUNTARY WAIVER, AND IS SUBKECT TO NO EXCEPTIONS. THE HOLDER HAS IN NO WAY AGREED WITH OR REPRESENTED TO THE UNDERSIGNED, ANY GUARANTOR, OR ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH 17 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

18.	Cross Default. Any event of default under any other loan from the Undersigned, shall at the Holder’s option, constitute a default under this Note.

19.
It is understood that on January 20, 2005, the Miami-Dade County Board of County Commissioners called a countywide special election to be held by Miami-Dade County on Tuesday, March 8, 2005 (the “Special Election”) for the purpose of submitting to the qualified electors of Miami-Dade County the question of whether to authorize slot machines in certain existing, licensed pari-mutuel facilities as provided in Article X, Section 23 of the Florida Constitution, and that the Undersigned has agreed to enter into certain agreements with Miami-Dade County, which were approved by the Miami-Dade County Commission on January 20, 2005, which mandate a prepayment of $1,333,333.00 to Miami-Dade County, and this Note is being executed by the Undersigned in consideration for the sum of $833,333.00 being paid to Miami-Dade County on behalf of the Undersigned.

EXECUTED the day and year first above written.

FLORIDA GAMING CENTERS, INC., A Florida Corporation

By:	/s/ Daniel J. Licciardi
Daniel J. Licciardi, Vice President & General Manager